Exhibit 99.1

NEWS RELEASE

FOR RELEASE THURSDAY, OCTOBER 28, 2004 AT 7:01 AM EDT

Contacts:
Gina Price Nugent (investor) (617) 551-3611 Adriana Jenkins (media) (617) 761-6996

MILLENNIUM REPORTS THIRD QUARTER 2004 FINANCIAL RESULTS
— Year-to-date net loss reduced significantly compared to 2003—

CAMBRIDGE, Mass., October 28, 2004 -- Millennium Pharmaceuticals, Inc. (Nasdaq: MLNM) today reported consolidated financial results for the quarter ended September 30, 2004.

“Our year-to-date GAAP and non-GAAP net loss1 narrowed by $179.7 million and $55.4 million, respectively, compared to the same period last year. This was driven by a 43% year-to-date growth in product-related revenues, expense management and savings realized from our restructuring effort in 2003,” stated Mark Levin, chief executive officer. “These results allow us to continue our investment in our promising pipeline and our two market-leading products.”

Revenue

Total revenue for the quarter ended September 30, 2004 was $110.0 million, compared to $144.8 million for the same period in 2003. The decline in total revenue reflects lower strategic alliance revenue due primarily to the timing of certain milestone payments and the conclusion of certain research and technology alliances, offset by increased product-related revenue. Total revenue consists of net product sales, co-promotion revenue and strategic alliance revenue.

Net product sales of VELCADE® (bortezomib) for Injection grew 63% for the quarter ended September 30, 2004 and totaled $37.7 million compared to $23.0 million for the same period in 2003. The third quarter of 2003 was the first full quarter in which the Company booked sales of VELCADE.

Co-promotion revenue, based on worldwide sales of INTEGRILIN® (eptifibatide) Injection for the quarter ended September 30, 2004 was $62.6 million compared to $47.9 million for the same period in 2003.

U.S. ex-factory sales of INTEGRILIN for the quarter ended September 30, 2004 were $88.4 million compared to $73.5 million for the same period in 2003, as provided to Millennium by Schering-Plough.

“The growth in VELCADE sales this quarter reflects the continued growing acceptance of the product in the treatment of multiple myeloma,” commented Kenneth Bate, executive vice president, head of commercial. “INTEGRILIN sales continued to grow as our third-party data shows an increasing number of patients are arriving in the catheteritization lab already on INTEGRILIN.”

Strategic alliance revenue for the quarter ended September 30, 2004 was $9.7 million, compared to $73.9 million for the same period in 2003. This decrease is due primarily to a $30.0 million milestone earned in 2003 from Ortho Biotech Products, L.P., a member of the Johnson & Johnson family of companies, the Company’s partner for VELCADE; the termination of the Company’s technology collaboration with Aventis Pharmaceuticals, Inc.; and the conclusion of the research phase of the Company’s alliance with Bayer HealthCare AG.

Expenses

Research and development (R&D) expenses for the quarter ended September 30, 2004 were $99.0 million compared to $119.7 million for the same period in 2003. The decrease is due primarily to a reduction in headcount and related costs associated with the Company’s 2003 restructuring efforts.

Selling, general and administrative (SG&A) expenses for the quarter ended September 30, 2004 were $45.9 million compared to $43.0 million for the same period in 2003. The increase is due primarily to increased sales and marketing expenses for both VELCADE and INTEGRILIN.

Other Expense, Net

Other expense, net for the quarter ended September 30, 2004 was $1.6 million compared to other income, net of $5.8 million for the same period in 2003. The decrease is due primarily to increased realized losses on investment securities and lower realized gains in 2004, as well as lower than average invested cash balances.

Net Loss

Net loss on a GAAP basis for the quarter ended September 30, 2004 was $63.1 million or $0.21 per share compared to $92.3 million or $0.31 per share for the same period in 2003. This decrease in GAAP net loss is primarily a result of restructuring charges included in the prior period, as well as increased product-related revenue and reduced R&D spend, partially offset by reduced strategic alliance revenue.

Non-GAAP net loss for the quarter ended September 30, 2004 was $55.1 million or $0.18 per share, compared to $29.9 million or $0.10 per share for the same period in 2003. This increase in non-GAAP net loss was driven primarily by lower strategic alliance revenue.

Cash and Debt

As of September 30, 2004, the Company had $761.6 million in cash, cash equivalents and marketable securities, and $105.5 million outstanding in principal amount of convertible debt.

“We are pleased with our overall financial position resulting from the continued growth of product revenue and the reduction of expenses during 2004,” commented Marsha Fanucci, senior vice president and chief financial officer. “Our product growth, pipeline strategies and expense management programs are providing a strong platform for the Company’s development into a profitable biopharmaceutical company.”

Marketed Product Highlights

VELCADE® (bortezomib) for Injection is the U.S. market leader with more than a 50% market share for the treatment of multiple myeloma patients who have received two prior therapies and have demonstrated disease progression on the last therapy.

In September 2004 Millennium announced the submission of the Company’s supplemental New Drug Application (sNDA) to the U.S. Food and Drug Administration (FDA) for VELCADE for the treatment of patients with multiple myeloma who have received at least one prior therapy, a patient population of approximately 22,000 in the U.S. The submission is based on data from the phase III APEX study that compared VELCADE to high-dose dexamethasone which demonstrated a survival benefit for patients receiving VELCADE. In addition, the European Medicines Evaluation Agency (EMEA) has accepted for review a filing by Ortho Biotech Products, L.P. for the same indication in Europe.

Research Highlights

Millennium and the Brigham and Women’s Hospital presented results during the American College of Rheumatology meeting from seven studies in rheumatoid arthritis (RA) that could pave the way for the development of more effective, less toxic therapies that are custom-designed for each patient based on his or her genetic make-up. The research, based on data from the rheumatoid arthritis patient registry established by Millennium with Brigham and Women’s Hospital, offers new insight into genetic clues to better understand RA risk, underlying disease mechanisms and response to treatment.

Executive Appointments

The Company announced the appointments of Laurie Keating as senior vice president, general counsel and secretary, and Marsha Fanucci, senior vice president and chief financial officer, as well as several other key executive appointments, including Lisa Adler, vice president, global corporate affairs; Grant Bogle, vice president of sales and marketing for INTEGRILIN; Lindon Fellows, vice president of quality assurance; and Clare Midgley, vice president, corporate brand strategy.

About VELCADE® (bortezomib) for Injection

VELCADE is approved for the treatment of multiple myeloma patients who have received at least two prior therapies and have demonstrated disease progression on the last therapy. The effectiveness of VELCADE is based on response rates. There are no controlled trials demonstrating a clinical benefit, such as improvement in survival. VELCADE is contraindicated in patients with hypersensitivity to bortezomib, boron, or mannitol.

Risks associated with VELCADE therapy include new or worsening peripheral neuropathy, orthostatic hypotension, congestive heart failure, gastrointestinal adverse events, thrombocytopenia, and tumor lysis syndrome. Women of childbearing potential should avoid becoming pregnant while being treated with VELCADE.

In 228 patients who were treated with VELCADE 1.3 mg/m2/dose in phase II studies, the most commonly reported adverse events were asthenic conditions (65%), nausea (64%), diarrhea (51%), decreased appetite including anorexia (43%), constipation (43%), thrombocytopenia (43%), peripheral neuropathy (37%), pyrexia (36%), vomiting (36%), and anemia (32%). Fourteen percent of patients experienced at least one episode of Grade 4 toxicity, with the most common toxicities being thrombocytopenia (3%) and neutropenia (3%). A total of 113 (50%) of the 228 patients experienced Serious Adverse Events (SAEs) during studies. The most commonly reported SAEs included pyrexia (7%), pneumonia (7%), diarrhea (6%), vomiting (5%), dehydration (5%), and nausea (4%).

For more information about VELCADE clinical trials, patients and physicians can contact the Millennium Medical Product Information Department at 1-(866)-VELCADE.

About INTEGRILIN® (eptifibatide) Injection

INTEGRILIN is indicated for the treatment of patients with acute coronary syndrome (unstable angina/non-ST-segment myocardial infarction), including patients who are to be managed medically and those undergoing percutaneous coronary intervention (PCI). It is also indicated in the United States for the treatment of patients at time of PCI, including in patients undergoing intracoronary stenting.

INTEGRILIN® (eptifibatide) Injection is contraindicated in patients with a history of bleeding diathesis, or evidence of abnormal bleeding within the previous 30 days; severe hypertension (systolic blood pressure greater than 200 mm Hg or diastolic blood pressure greater than 110 mm Hg) not adequately controlled on antihypertensive therapy; major surgery within the preceding six weeks; history of stroke within 30 days, or any history of hemorrhagic stroke; current or planned administration of another parenteral GP IIb-IIIa inhibitor; dependency on renal dialysis; or known hypersensitivity to any component of the product. Bleeding is the most common complication encountered during INTEGRILIN therapy. The majority of excess major bleeding events were localized at the femoral artery access site. Oropharyngeal, genitourinary, gastrointestinal and retroperitoneal bleeding were also seen more commonly with INTEGRILIN compared to placebo.

For inquiries about INTEGRILIN, patients and physicians can call 1-(888)-267-4MED.

About The Company

Millennium Pharmaceuticals, Inc., a leading biopharmaceutical company based in Cambridge, Mass., markets VELCADE® (bortezomib) for Injection, a novel cancer product, co-promotes INTEGRILIN, a market-leading cardiovascular product, and has a robust clinical development pipeline of product candidates. The Company’s research, development and commercialization activities are focused in three therapeutic areas: oncology, cardiovascular, and inflammation. By applying its knowledge of the human genome, its understanding of disease mechanisms, and its industrialized drug discovery platform, the Company is seeking to develop breakthrough products.

This press release contains “forward-looking statements,” including statements about the Company’s growth, future operating results and discovery and development of products. Various important risks may cause the Company’s actual results to differ materially from the results indicated by these forward-looking statements, including: adverse results in its drug discovery and clinical development programs; failure to obtain patent protection for its discoveries; commercial limitations imposed by patents owned or controlled by third parties; the Company’s dependence upon strategic alliance partners to develop and commercialize products and services based on its work; difficulties or delays in obtaining regulatory approvals to market products and services resulting from its development efforts; product withdrawals; competitive factors; difficulties or delays in manufacturing the Company’s products; government and third party reimbursement rates; the commercial success of VELCADE and INTEGRILIN; achieving revenue consistent with internal forecasts; and the requirement for substantial funding to conduct research and development and to expand commercialization activities. For a further list and description of the risks and uncertainties the Company faces, see the reports it has filed with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

_________________

Editor’s Note: This release is available under the Media section on the Company’s website at www.millennium.com.

_________________

1 Non-GAAP net loss and non-GAAP profitability are non-GAAP financial measures. Please see the attached Condensed Consolidated Statements of Operations for a reconciliation of historic GAAP net loss to non-GAAP net loss. With respect to forward-looking information presented on a non-GAAP basis, other than amortization expenses of approximately $33.5 million in each of the next two years and costs associated with the Company’s 2003 restructuring effort of approximately $5.0 million to $20.0 million in the aggregate over the next two years, the Company is unable to provide a quantitative reconciliation because the items that would be excluded (which include the types of items reflected in the reconciliation of historic results) are difficult to predict and estimate and are primarily dependent on future events. Please see the Form 8-K furnished on October 28, 2004 by the Company to the Securities and Exchange Commission for a discussion of why the Company believes these non-GAAP measures are useful to investors and the additional purposes for which management uses these measures.

Millennium Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
REVENUES:
Net product sales	$37,668	$23,046	$102,288	$30,915
Co-promotion revenue	62,557	47,855	159,034	151,887
Revenue under strategic alliances	9,749	73,930	86,537	165,466

Total revenues	109,974	144,831	347,859	348,268

COSTS AND EXPENSES:
Cost of sales	18,630	17,763	52,462	49,024
Research and development	98,961	119,741	299,621	377,126
Selling, general and administrative	45,903	43,018	137,500	122,223

Total costs and expenses	163,494	180,522	489,583	548,373

OTHER INCOME (EXPENSE):
Investment income, net	1,115	8,493	13,650	26,797
Interest expense	(2,725)	(2,675)	(8,012)	(18,210)
Gain on sale of equity interest in joint venture	–	–	40,000	40,000

Total other income (expense)	(1,610)	5,818	45,638	48,587

NON – GAAP NET LOSS (Note 1)	$(55,130)	$(29,873)	$(96,086)	$(151,518)

Amortization of intangibles	(8,378)	(9,676)	(25,134)	(29,028)
Restructuring charges	414	(52,736)	(36,370)	(146,241)
Debt financing charge (Note 2)	–	–	–	(10,496)

NET LOSS	$(63,094)	$(92,285)	$(157,590)	$(337,283)

NON – GAAP NET LOSS PER SHARE	$(0.18)	$(0.10)	$(0.32)	$(0.51)

Amortization of intangibles	(0.03)	(0.03)	(0.08)	(0.10)
Restructuring charges	–	(0.18)	(0.12)	(0.49)
Debt financing charge (Note 2)	–	–	–	(0.04)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.21)	$(0.31)	$(0.52)	$(1.14)

Weighted average shares, basic and diluted	305,202	299,030	304,445	296,424

Note 1: Amortization of intangibles, restructuring charges and debt financing charge are deducted in accordance with generally accepted accounting principles in the United States (“GAAP”) to arrive at GAAP reported net loss for the periods presented.

Note 2: Debt financing charge for the 2003 periods presented represents the write off of approximately $12.4 million of unamortized debt issuance costs associated with the $600.0 million convertible notes assumed in the COR merger (the “COR notes”), offset by $1.9 million relating to the expired premium put on the untendered bonds.

Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2004	December 31, 2003
	(unaudited)

Cash, cash equivalents and marketable securities	$761,616	$915,303
Other current assets	219,363	199,445
Property and equipment, net	220,426	231,469
Restricted cash and other assets	31,772	31,064
Goodwill and intangible assets, net	1,612,734	1,632,982

Total assets	$2,845,911	$3,010,263

Current liabilities	$226,073	$255,758
Other long term liabilities	69,286	59,629
Capital lease obligations, net of current portion	82,424	87,889
Long term debt	105,461	105,461
Stockholders' equity	2,362,667	2,501,526

Total liabilities and stockholders' equity	$2,845,911	$3,010,263